Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Contacts:      Select Water Solutions, Inc.

Garrett Williams – VP, Corporate Finance & Investor Relations
(713) 296-1010

IR@selectwater.com

Dennard Lascar Investor Relations

Ken Dennard / Natalie Hairston

(713) 529-6600

WTTR@dennardlascar.com

Select Water Solutions Announces Third Quarter 2025 Financial and Operational Results and Other Strategic Updates

Generated revenue of $322 million and cash flow from operating activities of $72 million during the third quarter of 2025

Increased Chemical Technologies revenue and gross profit by 13% and 34%, respectively, in the third quarter of 2025 as compared to the second quarter of 2025

Announced multiple new long-term contracted Water Infrastructure projects in the Permian Basin backed by approximately 65,000 acres of additional leasehold and right-of-first-refusal (“ROFR”) acreage dedications

Enhanced multiple existing Water Infrastructure long-term contracts covering 309,000 acres of dedication through the addition of long-term contracted last-mile water transfer and logistics services to the benefit of Water Services

Gainesville, TX – November 4, 2025 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” the “Company”, “we” or “us”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended September 30, 2025, as well as other strategic updates.

John Schmitz, Chairman of the Board, President and CEO, stated, “During the third quarter of 2025, Select advanced its strategic objectives to increase Water Infrastructure scale and posted strong Chemical Technologies sequential growth in both revenues and gross margins, while furthering our Water Services rationalization and efficiency efforts.

“We continue to advance our market leading recycling position and to responsibly grow our disposal capacity with new contract awards, organic expansion and acquisitions. Contributing to our future growth and expansion, in the third quarter we signed several contracts adding approximately 65,000 additional acres under long-term dedication supporting integrated gathering, recycling, and disposal solutions. With a heightened focus on produced water disposal challenges and pore space availability to inject the growing produced water volumes in the Permian Basin, we believe there is a current and growing need for comprehensive water midstream solutions in the region. We are proud to currently recycle nearly one million barrels per day in the Permian Basin, with the vast majority flowing through our fixed facilities, alleviating the need for these barrels to be injected into sub-surface reservoirs. To complement our recycling offering, we also continue to responsibly grow our Permian Basin disposal capacity, allowing us to provide vertically integrated water midstream and full lifecycle infrastructure solutions. Our expanding produced water systems incorporate dual-line, large-diameter gathering and distribution pipelines that are connected to centralized recycling and disposal facilities, providing critical optionality on how we manage produced water for our customers. Longer-term, we expect our emerging beneficial reuse solutions to provide further optionality as well. Furthermore, we continue to advance our mineral extraction solutions that are synergistic with our recycling efforts and the growing produced water volumes we capture. This includes our recently announced groundbreaking of Texas’s first commercial produced water lithium extraction facility in the Haynesville Shale region. This project is expected to provide Select with long-term, royalty-based revenues through the further monetization of our existing produced water volumes moving through our existing network. We’re excited about this initial project and look forward to further assessing Select’s portfolio for further revenue and margin enhancement opportunities.

“Looking at our latest infrastructure contract awards more specifically, we executed a 12-year agreement with an operator for both its Texas and New Mexico operations, encompassing water recycling, storage, disposal and pipeline gathering and distribution. The Northern Delaware acreage in the agreements will connect into our ongoing New Mexico network expansion. These agreements add approximately 60,000 acres under dedication while extending our New Mexico infrastructure southward into additional emerging plays on the Texas side of the basin. We anticipate that these latest project awards will continue to drive increased long-term utilization across our approximately 1.8 million barrels per day of recycling capacity supported by over one million acres under dedication or ROFR in New Mexico alone. Something else that I’m very excited about, during the third quarter, we also signed a new long-term contract for water transfer, or last-mile logistics services, with a key customer in the Permian Basin, enhancing more than 300,000 acres under existing dedication with newly contracted water transfer services alongside existing water recycling, gathering and disposal dedications. I believe this shows the strength of Select’s unique integrated value proposition and this customer’s trust in our automated water transfer and logistics services.

“Separately, in the Midland Basin, we executed a 7-year agreement with a major integrated operator to tie into and expand one of our existing recycling facilities and add complementary integrated disposal capacity to the facility. In addition to adding incremental dedicated acres, importantly, this project will create an integrated network out of an existing standalone facility. These developments are expected to be completed in the summer of 2026 and are anticipated to provide further growth potential for Select in the second half of 2026, driving full year 2026 Water Infrastructure growth of greater than 20%.

“In our Water Infrastructure segment, even in a challenging macro activity environment, we performed well operationally as fixed facility recycling volumes increased while disposal volumes were resilient during the third quarter. However, net skim oil sales volume and pricing were lower in the third quarter, accounting for the majority of the modest 2.5% revenue decline sequentially. Looking more near-term, we anticipate Water Infrastructure growing approximately 10% in the fourth quarter attributable to system expansion and commercialization efforts. During the third quarter, our Chemical Technologies segment saw very strong revenue and gross profit gains of 13% and 34%, respectively, driven by new product development and market share gains. On a consolidated basis, we anticipate a strong fourth quarter performance from our Water Infrastructure business and steady performance from Chemical Technologies to more than offset modest seasonal fourth quarter declines in our Water Services segment. As a result, we expect to hold consolidated revenues relatively steady during the fourth quarter with our consolidated Adjusted EBITDA increasing sequentially to an estimated $60 – $64 million.

“In light of our recent contract awards, we saw increased capex during the third quarter and are modestly increasing our 2025 net capital expenditures guidance range to $250 – $275 million. While this impacts near-term cash flows, we are excited to add to our growing backlog of projects under construction that should benefit Water Infrastructure growth in 2026. While we anticipate lower market activity levels to persist in the near-term, we are unwavering in our commitment to deliver to our shareholders an industry-leading water midstream and infrastructure growth platform comprised of strong free cash flowing assets, while upholding our commitment to a conservative balance sheet and a streamlined overall business.

“With strong infrastructure growth, a streamlined services business and a chemicals segment that continues to capture market share, we expect near term improvement in Q4 setting the stage for further growth in 2026. In summary, I am pleased with the ongoing advancement of our strategy and the way our organization responds to challenging environments. I also appreciate the continued dedication of our employees and the ongoing trust and support of our long-term shareholders.” concluded Schmitz.

Third Quarter 2025 Consolidated Financial Information

Revenue for the third quarter of 2025 was $322.2 million as compared to $364.2 million in the second quarter of 2025 and $371.3 million in the third quarter of 2024. Net income for the third quarter of 2025 was $2.3 million as compared to a net income of $11.7 million in the second quarter of 2025 and net income of $18.8 million in the third quarter of 2024. The third quarter was impacted by the recent divestment of certain trucking operations, partially offset by the addition of key infrastructure assets in the Bakken region, associated with the Omni transaction, accounting for approximately $16 million or 37% of the net sequential revenue reduction. Furthermore, net income was impacted by a $14.9 million remeasurement gain associated with the Omni transaction.

For the third quarter of 2025, gross profit was $43.6 million, as compared to $57.8 million in the second quarter of 2025 and $62.4 million in the third quarter of 2024. Total gross margin was 13.5% in the third quarter of 2025 as compared to 15.9% in the second quarter of 2025 and 16.8% in the third quarter of 2024. Gross profit before depreciation, amortization and accretion (“D&A”) was $87.1 million for the third quarter of 2025 as compared to $98.8 million for the second quarter of 2025 and $101.4 million for the third quarter of 2024. Gross margin before D&A for the third quarter of 2025 was 27.0% as compared to 27.1 % for the second quarter of 2025 and 27.3% for the third quarter of 2024.

SG&A during the third quarter of 2025 was $41.7 million as compared to $38.9 million during the second quarter of 2025 and $37.3 million during the third quarter of 2024. SG&A during the third and second quarters of 2025 was impacted by non-recurring severance and transaction costs of $2.2 million and $1.7 million, respectively.

Adjusted EBITDA was $59.5 million in the third quarter of 2025 as compared to $72.6 million in the second quarter of 2025 and $72.8 million in the third quarter of 2024. Adjusted EBITDA during the third quarter of 2025 was reduced by $1.5 million associated with the net benefit of a number of offsetting non-recurring and non-cash items. Non-cash compensation expense accounted for an additional $7.4 million adjustment during the third quarter of 2025. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Infrastructure segment generated revenues of $78.8 million in the third quarter of 2025 as compared to $80.9 million in the second quarter of 2025 and $82.0 million in the third quarter of 2024. Gross margin before D&A for Water Infrastructure was 53.1% in the third quarter of 2025 as compared to 55.2% in the second quarter of 2025 and 56.7% in the third quarter of 2024. Water Infrastructure revenues decreased 2.5% sequentially relative to the second quarter of 2025, in line with Company guidance, driven primarily by a decrease in skim oil sales in the quarter. Looking ahead, the Company anticipates Water Infrastructure growing approximately 10% sequentially during the fourth quarter of 2025 with gross margins before D&A remaining consistently above 50%. With new projects coming online and additional recent contract awards, Select anticipates seeing growth of more than 20% in Water Infrastructure during 2026 on a year-over-year basis.

The Water Services segment generated revenues of $166.9 million in the third quarter of 2025 as compared to $215.7 million in the second quarter of 2025 and $234.0 million in the third quarter of 2024. Gross margin before D&A for Water Services was 18.0% in the third quarter of 2025 as compared to 19.6% in the second quarter of 2025 and 20.5% in the third quarter of 2024. Driven by the impact of the divested trucking operations in the Omni transaction and decreased activity levels across the U.S. Lower 48, Water Services segment revenues decreased 22.6% sequentially, though less than the Company’s prior guidance of a 25% reduction. For the fourth quarter of 2025, the Company expects segment revenues to decrease by low-to-mid-single digits, driven by lower activity levels and general seasonality. The Company expects gross margins before D&A to remain steady in the 19% – 20% range during the fourth quarter of 2025.

The Chemical Technologies segment generated revenues of $76.6 million in the third quarter of 2025 as compared to $67.7 million in the second quarter of 2025 and $55.3 million in the third quarter of 2024. Gross margin before D&A for Chemical Technologies was 19.9% in the third quarter of 2025 as compared to 17.5% in the second quarter of 2025 and 12.4% in the third quarter of 2024. Continued success in new product development has driven market share gains with higher margin product volumes, leading to revenue and margin performance that significantly outpaced our expectation and guidance of low-to-mid-single digit revenue declines and margins of 15% – 17%. For the fourth quarter of 2025, the Company anticipates relatively steady revenues with gross margin before D&A in the 18% – 20% range.

Cash Flow and Capital Expenditures

Cash flow provided by operations for the third quarter of 2025 was $71.7 million as compared to $82.6 million in the second quarter of 2025 and $51.9 million in the third quarter of 2024. Cash flow provided by operations during the third quarter of 2025 benefited from a $26.0 million decrease in net working capital, including a $31.8 million inflow from reduced accounts receivable balances.

Net capital expenditures for the third quarter of 2025 were $91.1 million, comprised of $95.2 million of capital expenditures partially offset by $4.2 million of cash proceeds from asset sales. Free cash flow in the third quarter of 2025 and the second quarter of 2025 was ($19.4) million and $10.8 million, respectively.

Cash flow used in investing activities in the third quarter of 2025 included $35.1 million of asset acquisitions and a business combination primarily to support ongoing water infrastructure and wastewater treatment development projects and reflects the closing of the Omni transaction.

Cash flows from financing activities during the third quarter of 2025 included $21.2 million of net inflows, primarily reflecting $30.0 million of net borrowings from the Company’s sustainability-linked credit facility, partially offset by $8.4 million of quarterly dividends and distributions paid.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $17.8 million as of September 30, 2025, as compared to $51.2 million as of June 30, 2025, and $27.9 million as of March 31, 2025. The Company had $250.0 million of borrowings outstanding under the term loan component of its sustainability-linked credit facility as of both September 30, 2025 and June 30, 2025, with an additional $55.0 million and $25.0 million of revolver borrowings outstanding as of September 30, 2025 and June 30, 2025, respectively.

As of September 30, 2025, the borrowing base under the Company’s sustainability-linked credit facility was $232.3 million, compared to $270.3 million as of June 30, 2025. Available borrowing capacity under the current sustainability-linked credit facility was approximately $157.7 million as of September 30, 2025 and $228.1 million as of June 30, 2025, after giving effect to outstanding borrowings and letters of credit totaling $74.6 million and $42.2 million, respectively.

Total liquidity was $175.5 million as of September 30, 2025, as compared to $279.3 million as of June 30, 2025 and $260.2 million as of March 31, 2025. The Company had 102,512,351 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the third quarter of 2025.

Water Infrastructure Business Development and Acquisition Updates

Since the beginning of the third quarter of 2025, Select has signed multiple new long-term contracts for additional full lifecycle produced water gathering, recycling, disposal and distribution infrastructure projects in the Permian Basin. The combined capital expenditures associated with these new projects is expected to be approximately $25 million, with each project anticipated to be online in the second half of 2026.

Midland Basin Infrastructure Expansion

In the third quarter of 2025, Select signed a 7-year acreage dedication agreement for produced water gathering, recycling, disposal and the distribution of treated produced water for a major integrated operator in the Midland Basin. This expansion project will integrate into one of Select’s existing Midland Basin recycling facilities, creating a network out of a previously standalone facility. In conjunction with this contract, Select will build out 750,000 barrels of additional storage capacity and five miles of dual produced water gathering and treated produced water distribution lines, with the opportunity to further expand the produced water handling abilities at this facility with incremental recycling and disposal capacity at Select’s discretion to further serve this customer. This agreement is supported by an approximately 5,400 acre dedication for the gathering, recycling and disposal of produced water and the delivery of treated produced water.

Northern Delaware Basin Dedication

In the third quarter of 2025, Select signed a 12-year acreage dedication agreement for produced water gathering, recycling, disposal and the distribution of treated produced water for a private operator in the Northern Delaware Basin, integrating into Select’s New Mexico system. This agreement is supported by an approximately 3,000 acre dedication for the gathering, recycling and disposal of produced water and the delivery of treated produced water.

Winkler County Infrastructure Expansion and Right-of-First Refusal Execution

During the third quarter of 2025, Select signed a 12-year contract to support the operational expansion into Winkler County, Texas for an existing key customer in the Delaware basin. As part of the agreement, Select will construct a dual-lined large diameter pipeline to tie the facilities into Select’s existing Lea County, New Mexico network in order to take away and recycle and/or dispose of the operator’s produced water from the dedicated area and supply frac water in the dedicated area. This agreement is supported by approximately 16,500 dedicated acres and more than 40,000 acres under ROFR for future development opportunities. The full project is expected to be operational by the end of the second quarter of 2026.

Long-Term Delaware Basin Water Transfer Agreement

In the third quarter of 2025, Select signed an agreement to be the exclusive water transfer and last-mile logistics provider for all water needs in connection with a key customer’s drilling and completions operations in the service area, comprised of the operator’s entire leasehold in the Delaware Basin, accounting for approximately 309,000 of combined leasehold and ROFR acres. This effectively integrates water transfer, a key Water Services offering, across multiple existing full lifecycle gathering, recycling and disposal Water Infrastructure contracts previously signed with the customer in the second and third quarters of 2025 that paved the way for this expansive water transfer agreement.

Strategic Infrastructure Acquisitions

During the third quarter of 2025, Select closed on multiple strategic Infrastructure acquisitions across the Permian, Northeast, Bakken and MidCon regions. Additionally, in conjunction with the recently executed Winkler County, Texas infrastructure expansion project, Select acquired certain disposal facilities in Winkler County, Texas. In total, these recent acquisitions include 78,000 barrels per day of incremental permitted disposal capacity. Within the Permian Basin, Select added three disposal facilities in the Northern Delaware Basin within New Mexico. These facilities will be efficiently networked into Select’s existing Northern Delaware infrastructure system buildout in Eddy County, New Mexico. Select also added three additional disposal facilities in the Northeast region, further consolidating a market leading position in the region.

Furthermore, Select closed on the previously announced strategic asset swap transaction with Omni Environmental Services, adding landfill, treatment and disposal assets in the Bakken region in exchange for certain trucking operations in the Northeast, Bakken and MidCon regions and certain cash and stock consideration (“Omni Transaction”).

Third Quarter Earnings Conference Call

In conjunction with today’s release, Select has scheduled a conference call on Wednesday, November 5, 2025, at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through November 19, 2025, and may be accessed by calling 201-612-7415 using passcode 13752543#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success. For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; hostilities in the Middle East, including heightened tensions with Iran; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflicts; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions activity; changing U.S. and foreign trade policies, including increased trade restrictions or tariffs, the impact of changes in diplomatic and trade relations, and the results of countermeasures and any tariff mitigation initiatives; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022, that may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three months ended,			Nine months ended Sept 30,
	Sept 30, 2025	June 30, 2025	Sept 30, 2024	2025	2024
Revenue
Water Infrastructure	$78,805	$80,855	$82,017	$232,051	$214,089
Water Services	166,877	215,660	234,019	608,185	692,334
Chemical Technologies	76,561	67,700	55,313	220,606	196,605
Total revenue	322,243	364,215	371,349	1,060,842	1,103,028
Costs of revenue
Water Infrastructure	36,964	36,211	35,503	106,668	102,776
Water Services	136,795	173,312	186,041	491,825	545,881
Chemical Technologies	61,352	55,885	48,450	181,965	165,846
Depreciation, amortization and accretion	43,578	41,054	38,906	123,307	113,243
Total costs of revenue	278,689	306,462	308,900	903,765	927,746
Gross profit	43,554	57,753	62,449	157,077	175,282
Operating expenses
Selling, general and administrative	41,674	38,935	37,268	118,041	120,229
Depreciation and amortization	1,310	1,918	661	4,153	2,667
Impairments and abandonments	2,279	1,477	—	4,904	91
Lease abandonment costs	63	(2)	5	785	411
Total operating expenses	45,326	42,328	37,934	127,883	123,398
(Loss) income from operations	(1,772)	15,425	24,515	29,194	51,884
Other income (expense)
Gain on sales of property and equipment and divestitures, net	2,600	6,503	1,624	10,468	2,331
Interest expense, net	(5,963)	(5,645)	(1,906)	(16,484)	(5,204)
Remeasurement gain on business combination	14,924	—	—	14,924	—
Other	(2,277)	92	(78)	(1,856)	(318)
Income before income tax expense and equity in (losses) earnings of unconsolidated entities	7,512	16,375	24,155	36,246	48,693
Income tax expense	(434)	(4,521)	(5,852)	(7,849)	(11,263)
Equity in (losses) earnings of unconsolidated entities	(4,784)	(183)	507	(4,872)	154
Net income	2,294	11,671	18,810	23,525	37,584
Less: net loss (income) attributable to noncontrolling interests	389	(1,024)	(3,019)	(1,956)	(5,300)
Net income attributable to Select Water Solutions, Inc.	$2,683	$10,647	$15,791	$21,569	$32,284

Net income per share attributable to common stockholders:
Class A—Basic	$0.03	$0.10	$0.16	$0.21	$0.32
Class B—Basic	$—	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.03	$0.10	$0.15	$0.21	$0.32
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	Sept 30, 2025	June 30, 2025	March 31, 2025	Dec 31, 2024
Assets
Current assets
Cash and cash equivalents	$17,828	$51,186	$27,892	$19,978
Accounts receivable trade, net of allowance for credit losses	276,949	309,211	338,129	281,569
Accounts receivable, related parties	42	96	194	150
Inventories	37,974	41,680	40,795	38,447
Prepaid expenses and other current assets	47,470	37,252	50,840	45,354
Total current assets	380,263	439,425	457,850	385,498
Property and equipment	1,581,048	1,467,442	1,471,791	1,405,486
Accumulated depreciation	(693,686)	(672,698)	(704,300)	(679,832)
Property and equipment held-for-sale, net	—	5,663	—	—
Total property and equipment, net	887,362	800,407	767,491	725,654
Right-of-use assets, net	28,429	31,053	33,511	36,851
Goodwill	45,129	18,215	18,215	18,215
Other intangible assets, net	110,582	114,959	119,337	123,715
Deferred tax assets, net	38,820	39,407	43,851	46,339
Investments in unconsolidated entities	78,394	83,272	83,501	11,347
Other long-term assets, net	19,172	19,751	21,455	18,663
Total assets	$1,588,151	$1,546,489	$1,545,211	$1,366,282
Liabilities and Equity
Current liabilities
Accounts payable	$54,710	$47,663	$44,996	$39,189
Accrued accounts payable	53,843	73,984	111,144	76,196
Accounts payable and accrued expenses, related parties	3,945	5,566	5,904	4,378
Accrued salaries and benefits	21,028	24,541	15,345	29,937
Accrued insurance	23,557	16,231	21,698	24,685
Sales tax payable	3,789	2,046	2,139	2,110
Current portion of tax receivable agreements liabilities	17	17	17	93
Accrued expenses and other current liabilities	40,672	32,997	32,338	40,137
Current operating lease liabilities	13,423	15,368	15,814	16,439
Current portion of long-term debt	15,625	—	—	—
Current portion of finance lease obligations	701	644	490	211
Total current liabilities	231,310	219,057	249,885	233,375
Long-term tax receivable agreements liabilities	38,409	38,409	38,409	38,409
Long-term operating lease liabilities	23,292	25,007	27,952	31,092
Long-term debt	285,440	270,837	245,888	85,000
Other long-term liabilities	78,045	70,060	66,128	62,872
Total liabilities	656,496	623,370	628,262	450,748
Commitments and contingencies
Class A common stock, $0.01 par value	1,049	1,042	1,039	1,031
Class B common stock, $0.01 par value	162	162	162	162
Preferred stock, $0.01 par value	—	—	—	—
Additional paid-in capital	991,475	985,337	989,785	998,474
Accumulated deficit	(184,578)	(187,261)	(197,908)	(206,147)
Total stockholders’ equity	808,108	799,280	793,078	793,520
Noncontrolling interests	123,547	123,839	123,871	122,014
Total equity	931,655	923,119	916,949	915,534
Total liabilities and equity	$1,588,151	$1,546,489	$1,545,211	$1,366,282

SELECT WATER SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three months ended			Nine months ended
	Sept 30, 2025	June 30, 2025	Sept 30, 2024	Sept 30, 2025	Sept 30, 2024
Cash flows from operating activities
Net income	$2,294	$11,671	$18,810	$23,525	$37,584
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	44,888	42,972	39,567	127,460	115,910
Deferred tax expense	608	4,472	5,650	7,566	10,571
Gain on disposal of property and equipment and divestitures	(2,600)	(6,503)	(1,624)	(10,468)	(2,331)
Equity in losses (earnings) of unconsolidated entities	4,784	183	(507)	4,872	(154)
Credit loss expense	(98)	708	(472)	1,124	855
Amortization and write off of debt issuance costs	412	405	122	1,815	366
Inventory adjustments	32	60	(95)	52	(528)
Equity-based compensation	7,398	3,198	5,799	14,077	18,359
Impairments and abandonments	2,279	1,477	—	4,904	91
Remeasurement gain on business combination	(14,924)	—	—	(14,924)	—
Other operating items, net	625	666	(41)	1,778	926
Changes in operating assets and liabilities
Accounts receivable	31,824	28,308	(2,415)	3,015	29.011
Prepaid expenses and other assets	(5,874)	12,789	(15,536)	(1,751)	(16,494)
Accounts payable and accrued liabilities	48	(17,820)	2,618	(13,824)	(27,047)
Net cash provided by operating activities	71,696	82,586	51,876	149,221	167,119
Cash flows from investing activities
Purchase of property and equipment	(95,230)	(79,406)	(35,204)	(223,063)	(118,080)
Purchase of equity-method investments	—	—	—	(72,059)	—
Acquisitions, net of cash received	(35,136)	(3,225)	(8,650)	(52,341)	(158.438)
Proceeds received from sales of property and equipment	4,154	7,659	3,730	13,757	12,275
Net cash used in investing activities	(126,212)	(74,972)	(40,124)	(333,706)	(264,243)
Cash flows from financing activities
Borrowings from revolving line of credit	40,000	25,000	7,500	105,000	150,000
Payments on revolving line of credit	(10,000)	—	(17,500)	(135,000)	(70,000)
Borrowings from long-term debt	—	—	—	250,000	—
Payments of finance lease obligations	(129)	(224)	(49)	(442)	(163)
Payments of debt issuance costs	—	(515)	—	(7,867)	—
Dividends and distributions paid	(8,377)	(8,306)	(7,012)	(25,250)	(21,533)
Payments under tax receivable agreements	—	—	—	(77)	—
Contributions from noncontrolling interests	—	—	—	2,875	—
Repurchase of common stock	(332)	(286)	(171)	(6,909)	(7,323)
Net cash provided by (used in) financing activities	21,162	15,669	(17,232)	182,330	50,981
Effect of exchange rate changes on cash	(4)	11	1	5	(2)
Net (decrease) increase in cash and cash equivalents	(33,358)	23,294	(5,479)	(2,150)	(46,145)
Cash and cash equivalents, beginning of period	51,186	27,892	16,417	19,978	57,083
Cash and cash equivalents, end of period	$17,828	$51,186	$10,938	$17,828	$10,938

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries less remeasurement gains on fixed assets related to business combinations, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(earnings) on unconsolidated entities and plus tax receivable agreements expense. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

		Three months ended
	Sept 30, 2025	June 30, 2025	Sept 30, 2024
		(unaudited) (in thousands)
Net cash provided by operating activities	$71,696	$82,586	$51,876
Purchase of property and equipment	(95,230)	(79,406)	(35,204)
Proceeds received from sale of property and equipment	4,154	7,659	3,730
Free cash flow	$(19,380)	$10,839	$20,402

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	Sept 30, 2025	June 30, 2025	Sept 30, 2024
	(unaudited) (in thousands)
Net income	$2,294	$11,671	$18,810
Interest expense, net	5,963	5,645	1,906
Income tax expense	434	4,521	5,852
Depreciation, amortization and accretion	44,888	42,972	39,567
EBITDA	53,579	64,809	66,135
Impairments and abandonments	2,279	1,477	—
Remeasurement gain on business combination	(14,924)	—	—
Non-cash loss on sale of assets or subsidiaries	875	264	368
Non-recurring severance expenses	1,467	—	—
Non-cash compensation expenses	7,398	3,198	5,799
Non-recurring transaction costs	3,289	2,018	710
Lease abandonment costs	63	(2)	5
Other non-recurring charges	671	667	240
Equity in losses (earnings) of unconsolidated entities	4,784	183	(507)
Adjusted EBITDA	$59,481	$72,614	$72,750

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	Sept 30, 2025	June 30, 2025	Sept 30, 2024
	(unaudited) (in thousands)
Gross profit by segment
Water infrastructure	$16,775	$22,392	$28,957
Water services	13,245	25,259	28,482
Chemical technologies	13,533	10,102	5,010
As reported gross profit	43,553	57,753	62,449

Plus D&A
Water infrastructure	25,066	22,252	17,557
Water services	16,837	17,089	19,496
Chemical technologies	1,676	1,713	1,853
Total D&A	43,579	41,054	38,906

Gross profit before D&A	$87,132	$98,807	$101,355

Gross profit before D&A by segment
Water infrastructure	41,841	44,644	46,514
Water services	30,082	42,348	47,978
Chemical technologies	15,209	11,815	6,863
Total gross profit before D&A	$87,132	$98,807	$101,355

Gross margin before D&A by segment
Water infrastructure	53.1%	55.2%	56.7%
Water services	18.0%	19.6%	20.5%
Chemical technologies	19.9%	17.5%	12.4%
Total gross margin before D&A	27.0%	27.1%	27.3%